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EXHIBIT 4.1.2

                     SECOND AMENDMENT TO SECURITY AGREEMENT

         THIS AMENDMENT is made and entered into on this the 3rd day of July, 1996, by and between P.A.M. TRANSPORT, INC., an Arkansas corporation, whose address is Highway 412 West, P.O. Box 188, Tontitown, Arkansas 72770, party of the first part, hereinafter called "Grantor," and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association, whose address is 165 Madison Avenue, Memphis, Tennessee 38103, Attention: Commercial Finance Division, party of the second part, hereinafter called the "Bank."

                                Recitals of Fact

         Grantor as Debtor, has heretofore made, executed and delivered to the Bank, as Secured Party, that certain Security Agreement ("Security Agreement") bearing date of the 26th day of July, 1994, as amended by First Amendment to Security Agreement dated June 27, 1995, for the purpose of securing the payment of certain Obligations, as mentioned and defined in the Security Agreement.

         Grantor has this day made, executed and delivered to the Bank its additional promissory note in the principal sum of Five Million Dollars ($5,000,000.00); and as a result thereof, the parties desire to modify and amend the Security Agreement as hereinafter provided.

         NOW, THEREFORE, for and in consideration of the premises, as set forth in the Recitals of Fact, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

                                   Agreements

         1. Paragraph 3(a) of the Security Agreement is hereby modified and amended to read as follows:

                  "(a) The full and prompt payment, when due, of the indebtednesses (and interest thereon) evidenced and to be evidenced by those three (3) certain promissory notes in the aggregate principal sum of Fifteen Million Dollars ($15,000,000.00), one of said notes bearing date of the 26th day of July, 1994, and being in the principal sum of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), one of said notes bearing date of the 27th day of June, 1995, and being in the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), and the third of said notes bearing date of the 3rd day of July, 1996, and being in the principal sum of Five Million Dollars ($5,000,000.00), all of said notes being executed by the Grantor and being payable to the order of the Bank; and any and all renewals, modifications, restatements, replacements or extensions of any of said notes, in whole or in part;"

         2. All references in the Security Agreement to the Loan Agreement shall be deemed to be references to the Loan Agreement dated July 26, 1994, as amended by Amendments dated, respectively, June 27, 1995 and July 3, 1996.



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         3. All terms and provisions of the Security Agreement, as heretofore amended, which are inconsistent with the terms and provisions of this Amendment, are hereby modified and amended to conform herewith; and, as modified and amended hereby, the Security Agreement is hereby ratified, approved and confirmed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in Memphis, Tennessee, by their respective officers, duly authorized so to do, on this the day and year first above written.


ATTEST:                                            P.A.M. TRANSPORT, INC.

         /s/ Larry J. Goddard                      By:     /s/ Robert W. Weaver
------------------------------                        --------------------------
         Secretary                                                   President

                                                                         GRANTOR


                                                   FIRST TENNESSEE BANK NATIONAL
                                                   ASSOCIATION

                                                   By:
                                                        ------------------------
                                                         Senior Vice-President

                                                                            BANK

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